UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 10, 2016

(Date of earliest event reported)

AMERICAN PUBLIC EDUCATION, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-33810	01-0724376
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 WEST CONGRESS STREET, CHARLES TOWN, WV	25414
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 304-724-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition.

On American Public Education, Inc.'s (the "Company") earnings call held on May 9, 2016, the Company discussed its metrics for total enrollment at Hondros College of Nursing ("HCON"). The Company is providing this Current Report to clarify its approach to disclosure of enrollment figures for HCON.

When reporting information on total enrollment at HCON for completed periods in both its earnings press release and in its Form 10-Q, the Company includes the total enrollment as of the end of the period. When providing forward-looking guidance in its earnings release, the Company provides information based on the total number of students that are enrolled at HCON immediately after the end of the add/drop period for the applicable quarter, which reflects the number of students with respect to whom there is expected to be associated revenue. The forward looking guidance typically reflects a higher number of students than enrollments at the end of the period both because of withdrawals after the add/drop period and because of graduations.

Investors reading the press release should note that the footnote to the table under the Enrollments and Registrations heading in the Earnings Release states that "HCON Student Enrollment represents the approximate number of students enrolled in one or more courses after the date by which they may drop the course without financial penalty." As discussed above, the numbers in the table reflect enrollment as of the end of the quarter.

In addition, on the earnings call, the Company inadvertently stated that during the quarter ended March 31, 2016, enrollment at HCON declined 20%, and that new student enrollment declined 17%, compared to the prior year period. As reported in the Company's press release reporting earnings for the first quarter of 2016, enrollment at HCON declined 17%, and new student enrollment declined 20%, compared to the prior year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Public Education, Inc.

Date: May 10, 2016	By:	/s/ Richard W. Sunderland, Jr.
Richard W. Sunderland, Jr. Executive Vice President and Chief Financial Officer